Exhibit 99.1

RenaissanceRe Reports Net Income of $165.0 Million for the First Quarter of 2010 or $2.73 Per Diluted Common Share; Operating Income of $116.5 Million or $1.91 Per Diluted Common Share.

Pembroke, Bermuda, April 27, 2010 – RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported net income available to common shareholders of $165.0 million or $2.73 per diluted common share in the first quarter of 2010, compared to $97.3 million or $1.57 per diluted common share for the first quarter of 2009. Operating income available to common shareholders was $116.5 million or $1.91 per diluted common share in the first quarter of 2010, compared to $94.2 million or $1.52 per diluted common share in the first quarter of 2009. Operating income excludes net realized and unrealized gains on fixed maturity investments of $48.6 million and net other-than-temporary impairments of $33 thousand in the first quarter of 2010 and net realized gains on fixed maturity investments of $22.1 million and net other-than-temporary impairments of $19.0 million in the first quarter of 2009.

The Company reported an annualized return on average common equity of 20.9% and an annualized operating return on average common equity of 14.8% in the first quarter of 2010, compared to 16.0% and 15.5%, respectively, in the first quarter of 2009. Book value per common share increased to $53.86 at March 31, 2010, a 4.2% increase in the first quarter of 2010, compared to a 2.3% increase in the first quarter of 2009.

Neill A. Currie, CEO, commented: “Industry insured catastrophe losses were among the highest recorded for a first quarter. We generated an annualized operating ROE of 14.8% and grew our book value per share by over 4%, including the $124.5 million of net negative impact from these catastrophes. Favorable reserve development and strong investment performance were key drivers for the quarter.”

Mr. Currie continued: “An event like Xynthia is a relatively common occurrence, whereas the Chilean earthquake had a much lower probability of occurring. We are in the business of protecting our clients from such events and our estimated losses were well within our modeled expectations.”

FIRST QUARTER 2010 RESULTS

Net Impact of the Chilean Earthquake and European Windstorm Xynthia (“Xynthia”)

The Company recorded $124.5 million of net negative impact from the Chilean earthquake and Xynthia in the first quarter of 2010. Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions and noncontrolling interest. The Company’s estimate of losses from the Chilean earthquake and Xynthia are based on initial industry insured loss estimates, market share analysis, the application of the Company’s modeling techniques, and a review of the Company’s in-force contracts. Given the preliminary nature of the information available, inadequacies in the data provided thus far by industry participants, the magnitude and recent occurrence of the events, the expected lengthy claims development period, in particular for the Chilean earthquake, and other factors and uncertainties inherent in loss estimation, meaningful uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events will vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.

See the supplemental financial data below for additional information detailing the net negative impact from these events on the Company’s consolidated financial statements and its Reinsurance segment results.

Underwriting Results

Gross premiums written for the first quarter of 2010 decreased 5.8%, to $563.5 million, compared to $598.3 million in the first quarter of 2009. The decrease in gross premiums written was primarily driven by a decrease in gross premiums written in the Company’s catastrophe unit and Insurance segment, partially offset by an increase in gross premiums written in the Company’s specialty unit, as discussed in more detail below. Included in the Company’s gross premiums written is $27.0 million of reinstatement premium written as a direct result of the losses from the Chilean earthquake which occurred in the first quarter of 2010. The Company generated $89.8 million of underwriting income and had a combined ratio of 67.7% in the first quarter of 2010, compared to $131.2 million of underwriting income and a 56.5% combined ratio in the first quarter of 2009, principally driven by the decrease in gross premiums written and an increase in operating expenses during the first quarter of 2010, and partially offset by a decrease in net claims and claim expenses incurred as a result of $161.7 million of favorable development on prior years reserves. Current accident year net claims and claim expenses increased to $240.8 million in the first quarter of 2010, compared to $78.9 million in the first quarter of 2009, with the $161.8 million increase principally driven by net claims and claim expenses associated with the Chilean earthquake and Xynthia.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $20.5 million, or 3.9%, to $512.4 million in the first quarter of 2010, compared to $532.9 million in the first quarter of 2009, principally due to a decline of $37.3 million, or 8.1%, in gross premiums written in the Company’s catastrophe unit which was impacted by reduced pricing on the January 1st renewals. The Company’s specialty premiums increased $3.0 million, or 4.1%, to $74.5 million in the first quarter of 2010, compared to $71.5 million in the first quarter of 2009. In addition, commencing in the first quarter of 2010, the Company’s Lloyd’s unit, which recently commenced operations, and is presented as a separate unit within the Company’s Reinsurance segment, generated $14.0 million of gross premiums written during the first quarter of 2010. In the first quarter of 2010, the Company’s managed catastrophe premiums, excluding $27.0 million of reinstatement premium written as a result of the losses from the Chilean earthquake, decreased 11.7% from the first quarter of 2009. The Company’s managed specialty premiums increased 14.9% in the first quarter of 2010 compared to the first quarter of 2009, due to several new contracts the Company added to its portfolio including $7.7 million of specialty premium written within the Company’s recently established Lloyd’s unit. The Company’s Reinsurance segment premiums are prone to significant volatility due to the timing of contract inception and also due to the business being characterized by a relatively small number of relatively large transactions.

The Company’s Reinsurance segment generated $84.5 million of underwriting income and had a combined ratio of 66.2% in the first quarter of 2010, compared to $161.3 million of underwriting income and a 28.6% combined ratio in the first quarter of 2009. The decrease in underwriting income in the first quarter of 2010 was primarily due to the comparably high level of insured catastrophe events in the quarter, principally due to the Chilean earthquake and Xynthia, combined with increased operational costs, in part due to the Company’s new Lloyd’s unit, as well as an increase in our headcount and related operating expenses, partially offset by increased net premiums earned. Current accident year net claims and claims expenses increased $165.4 million to $206.8 million in the first quarter of 2010, compared to $41.3 million in the first quarter of 2009, primarily related to increased losses within the catastrophe unit. The catastrophe unit incurred current accident year net claims and claim expenses of $181.1 million, principally due to $175.6 million of losses related to the Chilean earthquake and Xynthia.

Following is supplemental financial data regarding the net financial statement impact on the Company’s first quarter 2010 results within the Company’s Reinsurance segment due to the Chilean earthquake and Xynthia:

	Three months ended March 31, 2010
(in thousands of United States dollars)	Chilean Earthquake	Xynthia	Total
Net claims and claim expenses incurred	$(159,183)	$(23,924)	$(183,107)
Net reinstatement premiums earned	27,000	—	27,000
Lost profit commissions	(6,347)	(857)	(7,204)

Net impact on Reinsurance segment underwriting result	(138,530)	(24,781)	(163,311)
Noncontrolling interest - DaVinciRe	32,934	5,881	38,815

Consolidated net negative impact	$(105,596)	$(18,900)	$(124,496)

Impact on consolidated combined ratio	58.6%	8.9%	68.5%
Impact on Reinsurance segment combined ratio	66.2%	9.9%	77.3%

Net impact on catastrophe unit underwriting result	$(131,030)	$(24,781)	$(155,811)
Net impact on specialty unit underwriting result	(7,500)	—	(7,500)

Net impact on Reinsurance segment underwriting result	$(138,530)	$(24,781)	$(163,311)

The Reinsurance segment experienced $105.2 million of favorable development on prior years reserves in the first quarter of 2010. This includes $73.5 million of net favorable development within the Company’s specialty unit and $31.6 million of net favorable development within the Company’s catastrophe unit. The favorable development within the Company’s specialty unit includes $31.4 million associated with actuarial assumption changes made in the first quarter of 2010, principally in the Company’s casualty clash and surety lines of business and partially offset by an increase in reserves within the Company’s workers compensation per risk line of business, principally as a result of revised initial expected loss ratios and loss development factors due to actual experience coming in better than expected; $25.9 million due to a decrease in case reserves and additional case reserves, which are reserves established at the contract level for specific losses or large events; and $16.3 million due to certain actual reported losses coming in better than expected in the current quarter on prior accident years events. Within the Company’s catastrophe unit the $31.6 million of favorable development was due to better than expected claims emergence which resulted in a reduction in ultimate net losses associated with the 2005 hurricanes of $8.1 million, 2008 hurricanes of $6.9 million, European windstorm Klaus of $4.5 million and the 2009 Austrian hail storms of $4.0 million, with the remainder due to a reduction in ultimate losses on a large number of relatively small catastrophes. In the first quarter of 2009, the Reinsurance segment experienced $24.7 million of favorable development on prior year reserves, principally attributable to reduced estimated ultimate losses on certain small catastrophes within the Company’s catastrophe unit and lower than expected claims emergence in the Company’s specialty reinsurance unit.

Insurance Segment

Gross premiums written for the Company’s Insurance segment decreased $13.3 million, or 20.4%, to $51.9 million in the first quarter of 2010, compared to $65.1 million in the first quarter of 2009. The decrease was primarily due to the Company’s prior decisions to terminate several program manager relationships and a commercial property quota share contract as a result of softening market conditions, resulting in reduced commercial property and personal lines property gross premiums written. Gross premiums written in the Company’s Insurance segment can fluctuate, perhaps significantly, between quarters and between years based on several factors, including, without limitation, the timing of the inception or cessation of new program managers and quota share reinsurance contracts, including whether or not the Company has portfolio transfers in, or portfolio transfers out, of quota share reinsurance contracts of in-force books of business.

The Insurance segment generated $5.3 million of underwriting income and had a combined ratio of 81.1% in the first quarter of 2010, compared to an underwriting loss of $30.1 million and a combined ratio of 139.7% in the first quarter of 2009. The increase in underwriting income and decrease in the combined ratio in the first quarter of 2010, compared to the first quarter of 2009, were primarily due to a decrease in net claims and claim expenses as a result of favorable development on prior years reserves of $56.5 million, compared to unfavorable development on prior years reserves of $32.0 million in the first quarter of 2009, and a decrease in current accident year net claims and claim expenses of $3.6 million, partially offset by a $47.7 million decrease in net premiums earned and a $13.8 million increase in operational expenses. The increase in operational expenses was due in part to a $6.8 million charge for impairing software related assets and recognizing severance benefits related to the Company’s decision in the first quarter of 2010 to discontinue a new start-up initiative which was under development in 2009 and had yet to commence operations.

During the first quarter of 2010, the Company settled the majority of its outstanding claims associated with the 2009 crop year for its crop insurance business. Due primarily to better than expected yields on late harvested crops for the 2009 crop year, the Company experienced significantly better than expected results on the settlement of its crop claims and, as a result, the Company experienced $44.1 million of favorable development associated with its crop insurance business in the first quarter of 2010. This resulted in a net underwriting gain of $19.5 million in the first quarter of 2010 and decreased the Insurance segment’s combined ratio by 45.7 percentage points, after taking into consideration the fact that $24.7 million of the favorable development was ceded to the Federal Crop Insurance Corporation (“FCIC”), as discussed below. The $19.5 million underwriting gain includes $15.3 million and $4.2 million associated with the Company’s multi-peril crop insurance and crop hail lines of business, respectively. The multi-peril crop insurance is written through the FCIC. The FCIC sponsors an insurance program that provides reinsurance to participating insurers, including the Company, for multi-peril crop insurance. The terms of the reinsurance agreement with the FCIC allow the Company to retain only a portion of any underwriting gain or loss experienced on multi-peril crop insurance policies issued in each state. The Company records the underwriting gain that is not retained as additional ceded premiums written and earned which totaled $24.7 million in the first quarter of 2010, and offsets a significant portion of the $44.1 million of favorable development on prior year reserves associated with the crop business in the first quarter of 2010. These components are summarized below:

	Three months ended March 31, 2010
(in thousands of United States dollars)	Insurance Segment excluding 2009 Crop Year Impact	2009 Crop Year Impact (1)	Insurance Segment
Net premiums earned	$52,761	$(24,675)	$28,086
Net claims and claim expenses	21,671	44,148	(22,477)
Underwriting expenses	45,257	—	45,257

Underwriting (loss) income	$(14,167)	$19,473	$5,306

Combined ratio	126.8%	(45.7%)	81.1%

(1)	The 2009 Crop Year Impact includes the favorable development on net claims and claim expenes recorded during the three months ended March 31, 2010, combined with the resulting cession of a portion of the favorable development to the FCIC which is reflected as ceded premiums earned in accordance with the terms of the reinsurance agreement with the FCIC.

The unfavorable loss reserve development in the first quarter of 2009 of $32.0 million was primarily due to a $27.3 million increase in prior year losses in the Company’s crop insurance line of business related to the 2008 crop year due to an increase in the severity of reported losses incurred during 2008 and reported during the first quarter of 2009. The net impact of this unfavorable development, after considering corresponding changes in net earned premium and related acquisition costs for the 2008 crop year, was a reduction in underwriting income of $25.8 million and an increase in the Company’s combined ratio of 33.7 percentage points.

Investments

Returns on the Company’s investment portfolio increased in the first quarter of 2010 compared to the first quarter of 2009, primarily due to higher total returns on the Company’s fixed maturity investments and hedge funds and private equity investments as discussed in more detail below. The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains on fixed maturity investments and net other-than-temporary impairments, was $107.1 million in the first quarter of 2010, compared to $39.8 million in the first quarter of 2009, an increase of $67.3 million. The Company’s total investment result for the first quarter of 2010 continued to benefit from tightening credit spreads, improved economic conditions and increased average invested assets, and partially offset by a modest increase in interest rates.

Net investment income was $67.2 million in the first quarter of 2010, compared to $42.1 million in the first quarter of 2009. The $25.1 million increase in net investment income was principally driven by a $37.3 million increase from the Company’s hedge fund and private equity investments and partially offset by a $10.5 million decrease in net investment income from the Company’s fixed maturity investments, principally due to lower yields on these investments. The Company’s hedge fund, private equity and other investments are accounted for at fair value with the change in fair value recorded in net investment income, which included net unrealized gains of $24.9 million in the first quarter of 2010, compared to net unrealized losses of $17.0 million in the first quarter of 2009.

Net realized and unrealized gains on fixed maturity investments were $48.6 million in the first quarter of 2010, compared to $22.1 million in the first quarter of 2009, an increase of $26.5 million. During the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than available for sale, and as a result, $4.9 million of net unrealized gains on these securities are recorded in net realized and unrealized gains on fixed maturity investments in the Company’s consolidated statements of operations in the first quarter of 2010 rather than in accumulated other comprehensive income in shareholders’ equity. Net other-than-temporary impairments recognized in earnings were $33 thousand in the first quarter of 2010, compared to $19.0 million for the first quarter of 2009. The significant decrease in net other-than-temporary impairments is due to the combination of improved economic conditions in the first quarter of 2010, compared to the first quarter of 2009, the adoption of new authoritative accounting guidance related to the recognition and presentation of other-than-temporary impairments during the second quarter of 2009, and the transition of a significant portion of the portfolio from available for sale to trading . The Company’s gross unrealized losses on available for sale fixed maturity investments included in accumulated other comprehensive income was $3.5 million at March 31, 2010.

Other Items

•

During the first quarter of 2010, the Company incurred $11.3 million in net foreign exchange losses, compared to net foreign exchange losses of $10.2 million in the first quarter of 2009. The net foreign exchange losses are a result of U.S. dollar exchange rate changes during the quarter against other major currencies with which the Company does business resulting in unfavorable foreign exchange translations on the Company’s net non-U.S. dollar denominated monetary assets and liabilities.

•

The Company’s other loss of $5.7 million incurred during the first quarter of 2010 is primarily the result of a negative mark-to-market relating to the Company’s Platinum Underwriters Holdings Ltd. warrant of $3.7 million. In addition, other loss in the first quarter of 2010 included $1.8 million of other loss related to the Company’s weather and energy derivatives trading activities compared to $4.8 million of other income in the first quarter of 2009.

•

Operational expenses increased $24.8 million to $64.6 million in the first quarter of 2010, compared to $39.8 million in the first quarter of 2009, primarily due to increased compensation and benefits-related costs as a result of the Company’s increased headcount, including $6.1 million of operational expenses associated with the Company’s new Lloyd’s unit, a $6.8 million charge for impairing software related assets and recognizing severance benefits related to the Company’s decision in the first quarter of 2010 to discontinue a new initiative which was under development in 2009 and had yet to commence operations, and $3.4 million related to the previously announced retirement of senior executive officers.

•

On March 17, 2010, RenRe North America Holdings Inc. (“RRNAH”), a wholly owned subsidiary of the Company, issued, and RenaissanceRe guaranteed, $250.0 million of 5.75% Senior Notes due March 15, 2020, with interest on the notes payable semi-annually on March 15 and September 15. The notes can be redeemed by the RRNAH prior to maturity subject to payment of a “make-whole” premium.

•

During the first quarter of 2010, the Company repurchased 3.7 million common shares in open market transactions at an aggregate cost of $203.7 million and at an average share price of $54.78. Subsequent to March 31, 2010, and through the period ending April 26, 2010, the Company repurchased an additional 416 thousand common shares in open market transactions at an aggregate cost of $23.7 million and at an average share price of $58.65.

•

On April 22, 2010, the Company entered into a revolving credit agreement with various financial institutions to replace its existing revolving credit agreement which expired by its terms on March 31, 2010. The new credit agreement provides for a revolving commitment to the Company of $150.0 million, which may be increased to $250.0 million provided that certain conditions are met. The scheduled commitment maturity date of the new credit agreement is April 22, 2013.

•

On April 22, 2010, the Company’s reimbursement agreement with respect to its principal letter of credit facility was amended and restated to, among other things, (i) extend the term of the agreement to April 22, 2013; and (ii) change the total commitment thereunder from $1.4 billion to $1.0 billion (which may be increased up to $1.5 billion if certain conditions are met).

•

On April 26, 2010, the Company entered into an amended agreement with respect to its letter of credit facility to support business written by the Company’s Lloyd’s syndicate, RenaissanceRe Syndicate 1458. The amended agreement is fully secured.

This Press Release includes certain non-GAAP financial measures including “operating income available to RenaissanceRe common shareholders”, “operating income available to RenaissanceRe common shareholders per common share – diluted”, “operating return on average common equity – annualized”, “managed catastrophe premiums” and “managed specialty premiums”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the “Investor Information – Financial Reports – Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, April 28, 2010 at 10:00 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the “Investor Information – Company Webcasts” section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance, its Lloyd’s operations and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Insurance, which principally includes primary insurance. Effective January 1, 2010, the Company renamed its Individual Risk segment, Insurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this earnings release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Rohan Pai	David Lilly or Dawn Dover
Director of Investor Relations	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended
	March 31, 2010	March 31, 2009
Revenues
Gross premiums written	$563,465	$598,301

Net premiums written	$415,983	$446,836
Increase in unearned premiums	(137,857)	(145,088)

Net premiums earned	278,126	301,748
Net investment income	67,181	42,126
Net foreign exchange losses	(11,342)	(10,155)
Equity in earnings of other ventures	2,156	1,736
Other loss	(5,731)	(14,795)
Net realized and unrealized gains on fixed maturity investments	48,598	22,126
Total other-than-temporary impairments	(33)	(19,022)
Portion recognized in other comprehensive income, before taxes	—	—

Net other-than-temporary impairments	(33)	(19,022)

Total revenues	378,955	323,764

Expenses
Net claims and claim expenses incurred	79,057	86,197
Acquisition expenses	44,675	44,604
Operational expenses	64,551	39,757
Corporate expenses	5,559	6,588
Interest expense	3,156	4,136

Total expenses	196,998	181,282

Income before taxes	181,957	142,482
Income tax benefit	4,215	852

Net income	186,172	143,334
Net income attributable to redeemable noncontrolling interest - DaVinciRe	(10,550)	(35,475)

Net income attributable to RenaissanceRe	175,622	107,859
Dividends on preference shares	(10,575)	(10,575)

Net income available to RenaissanceRe common shareholders	$165,047	$97,284

Operating income available to RenaissanceRe common shareholders per common share - diluted (1)	$1.91	$1.52
Net income available to RenaissanceRe common shareholders per common share - basic	$2.75	$1.57
Net income available to RenaissanceRe common shareholders per common share - diluted	$2.73	$1.57

Average shares outstanding - basic	58,407	60,635
Average shares outstanding - diluted	58,887	60,988

Net claims and claim expense ratio	28.4%	28.6%
Underwriting expense ratio	39.3%	27.9%

Combined ratio	67.7%	56.5%

Operating return on average common equity - annualized (1)	14.8%	15.5%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$1,485,161	$3,559,197
Fixed maturity investments trading, at fair value	3,049,335	736,595

Total fixed maturity investments, at fair value	4,534,496	4,295,792
Short term investments, at fair value	864,328	1,002,306
Other investments, at fair value	866,865	858,026
Investments in other ventures, under equity method	84,942	97,287

Total investments	6,350,631	6,253,411
Cash and cash equivalents	358,773	260,716
Premiums receivable	511,832	589,827
Ceded reinsurance balances	121,836	91,852
Losses recoverable	156,820	194,241
Accrued investment income	32,784	31,928
Deferred acquisition costs	74,489	61,870
Receivable for investments sold	53,863	7,431
Other secured assets	27,651	27,730
Other assets	171,577	205,347
Goodwill and other intangibles	75,416	76,688

Total assets	$7,935,672	$7,801,041

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$1,695,397	$1,702,006
Reserve for unearned premiums	614,490	446,649
Debt	549,086	300,000
Reinsurance balances payable	241,544	381,548
Payable for investments purchased	136,838	59,236
Other secured liabilities	27,500	27,500
Other liabilities	221,001	256,669

Total liabilities	3,485,856	3,173,608

Redeemable noncontrolling interest - DaVinciRe	658,525	786,647

Shareholders’ Equity
Preference shares	650,000	650,000
Common shares	58,320	61,745
Additional paid-in capital	—	—
Accumulated other comprehensive income	30,771	41,438
Retained earnings	3,052,200	3,087,603

Total shareholders’ equity	3,791,291	3,840,786

Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$7,935,672	$7,801,041

Book value per common share	$53.86	$51.68

Common shares outstanding	58,320	61,745

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information

(in thousands of United States Dollars) (Unaudited)

	Three months ended March 31, 2010
	Reinsurance	Insurance	Eliminations (1)	Other	Total
Gross premiums written	$512,392	$51,880	$(807)	$—	$563,465

Net premiums written	$402,309	$13,674		—	$415,983

Net premiums earned	$250,040	$28,086		—	$278,126
Net claims and claim expenses incurred	101,534	(22,477)		—	79,057
Acquisition expenses	23,818	20,857		—	44,675
Operational expenses	40,151	24,400		—	64,551

Underwriting income	$84,537	$5,306		—	89,843

Net investment income				67,181	67,181
Equity in earnings of other ventures				2,156	2,156
Other loss				(5,731)	(5,731)
Interest and preference share dividends				(13,731)	(13,731)
Redeemable noncontrolling interest - DaVinciRe				(10,550)	(10,550)
Other items, net				(12,686)	(12,686)
Net realized and unrealized gains on fixed maturity investments				48,598	48,598
Net other-than-temporary impairments				(33)	(33)

Net income available to RenaissanceRe common shareholders				$75,204	$165,047

Net claims and claim expenses incurred - current accident year	$206,751	$34,005			$240,756
Net claims and claim expenses incurred - prior accident years	(105,217)	(56,482)			(161,699)

Net claims and claim expenses incurred - total	$101,534	$(22,477)			$79,057

Net claims and claim expense ratio - current accident year	82.7%	121.1%			86.6%
Net claims and claim expense ratio - prior accident years	(42.1)%	(201.1)%			(58.2)%

Net claims and claim expense ratio - calendar year	40.6%	(80.0)%			28.4%
Underwriting expense ratio	25.6%	161.1%			39.3%

Combined ratio	66.2%	81.1%			67.7%

(1)	Represents gross premiums ceded from the Insurance segment to the Reinsurance segment.

	Three months ended March 31, 2009
	Reinsurance	Insurance	Eliminations (1)	Other	Total
Gross premiums written	$532,916	$65,149	$236	$—	$598,301

Net premiums written	$414,787	$32,049		—	$446,836

Net premiums earned	$225,971	$75,777		—	$301,748
Net claims and claim expenses incurred	16,571	69,626		—	86,197
Acquisition expenses	19,021	25,583		—	44,604
Operational expenses	29,115	10,642		—	39,757

Underwriting income (loss)	$161,264	$(30,074)		—	131,190

Net investment income				42,126	42,126
Equity in earnings of other ventures				1,736	1,736
Other loss				(14,795)	(14,795)
Interest and preference share dividends				(14,711)	(14,711)
Redeemable noncontrolling interest - DaVinciRe				(35,475)	(35,475)
Other items, net				(15,891)	(15,891)
Net realized gains on investments				22,126	22,126
Net other-than-temporary impairments				(19,022)	(19,022)

Net income available to RenaissanceRe common shareholders				$(33,906)	$97,284

Net claims and claim expenses incurred - current accident year	$41,306	$37,629			$78,935
Net claims and claim expenses incurred - prior accident years	(24,735)	31,997			7,262

Net claims and claim expenses incurred - total	$16,571	$69,626			$86,197

Net claims and claim expense ratio - current accident year	18.3%	49.7%			26.2%
Net claims and claim expense ratio - prior accident years	(11.0)%	42.2%			2.4%

Net claims and claim expense ratio - calendar year	7.3%	91.9%			28.6%
Underwriting expense ratio	21.3%	47.8%			27.9%

Combined ratio	28.6%	139.7%			56.5%

(1)	Represents gross premiums ceded from the Insurance segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Gross Premiums Written and Managed Premiums

(in thousands of United States Dollars)

(Unaudited)

	Three months ended
Reinsurance Segment	March 31, 2010	March 31, 2009
Renaissance catastrophe premiums	$268,294	$289,630
Renaissance specialty premiums	72,449	68,973

Total Renaissance premiums	340,743	358,603

DaVinci catastrophe premiums	155,826	171,786
DaVinci specialty premiums	2,016	2,527

Total DaVinci premiums	157,842	174,313

Lloyd’s catastrophe premiums	5,669	—
Lloyd’s specialty premiums	7,723	—
Lloyd’s Insurance premiums	632	—

Total Lloyd’s unit premiums	14,024	—

Catastrophe unit premiums ceded to the Lloyd’s unit	(217)	—

Total Lloyd’s unit premiums after intercompany cession	$13,807	$—

Total Reinsurance segment premiums	$512,392	$532,916

	Three months ended
Insurance Segment	March 31, 2010	March 31, 2009
Commercial multi-line	$26,804	$24,642
Commercial property	13,008	16,121
Crop	7,136	8,152
Personal lines property	4,932	16,234

Total Insurance segment premiums	$51,880	$65,149

	Three months ended
Managed Premiums (2)	March 31, 2010	March 31, 2009
Total catastrophe unit premiums	$424,120	$461,416

Catastrophe premiums written on behalf of our joint venture, Top Layer Re (1)	26,186	23,792
Catastrophe premiums written in the Lloyd’s unit	5,669	—
Catastrophe premiums assumed from the Insurance segment	(175)	236

Total managed catastrophe premiums (2)	$455,800	$485,444

Total specialty unit premiums	$74,465	$71,500

Specialty premiums written in the Lloyd’s unit	7,723	—

Total managed specialty premiums (2)	$82,188	$71,500

(1)	Top Layer Re is accounted for under the equity method of accounting.
(2)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Total Investment Result

(in thousands of United States Dollars)

(Unaudited)

	Three months ended
	March 31, 2010	March 31, 2009
Fixed maturity investments	$28,643	$39,127
Short term investments	2,284	3,071
Other investments
Hedge funds and private equity investments	17,536	(19,741)
Other	21,218	21,821
Cash and cash equivalents	66	373

	69,747	44,651

Investment expenses	(2,566)	(2,525)

Net investment income	67,181	42,126

Gross realized gains	48,887	31,423
Gross realized losses	(5,170)	(9,297)

Net realized gains on fixed maturity investments	43,717	22,126

Net unrealized gains on fixed maturity investments trading	4,881	—

Net realized and unrealized gains on fixed maturity investments	48,598	22,126

Total other-than-temporary impairments	(33)	(19,022)
Portion recognized in other comprehensive income, before taxes	—	—

Net other-than-temporary impairments	(33)	(19,022)

Net change in unrealized holding gains on fixed maturity investments available for sale	(8,641)	(5,407)

Total investment result	$107,105	$39,823

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” as used herein differs from “net income available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on fixed maturity investments and net other-than-temporary impairments. The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income available to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; 2) net income available to RenaissanceRe common shareholders per common share – diluted to operating income available to RenaissanceRe common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended
(in thousands of United States Dollars, except for per share amounts)	March 31, 2010	March 31, 2009

Net income available to RenaissanceRe common shareholders	$165,047	$97,284
Adjustment for net realized and unrealized gains on fixed maturity investments	(48,598)	(22,126)
Adjustment for net other-then-temporary impairments	33	19,022

Operating income available to RenaissanceRe common shareholders	$116,482	$94,180

Net income available to RenaissanceRe common shareholders per common share - diluted	$2.73	$1.57
Adjustment for net realized and unrealized gains on fixed maturity investments	(0.82)	(0.36)
Adjustment for net other-then-temporary impairments	—	0.31

Operating income available to RenaissanceRe common shareholders per common share - diluted	$1.91	$1.52

Return on average common equity - annualized	20.9%	16.0%
Adjustment for net realized and unrealized gains on fixed maturity investments	(6.1)%	(3.6)%
Adjustment for net other-then-temporary impairments	—	3.1%

Operating return on average common equity - annualized	14.8%	15.5%

The Company has also included in this Press Release “managed catastrophe premiums” and “managed specialty premiums”. “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures, excluding catastrophe premiums assumed from the Company’s Insurance segment. “Managed catastrophe premiums” differ from total catastrophe unit premiums, which the

Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting, the inclusion of catastrophe premiums written on behalf of the Company’s Lloyd’s unit, and the exclusion of catastrophe premiums assumed from the Company’s Insurance segment. “Managed specialty premiums” is defined as gross specialty premiums written by Renaissance Reinsurance, DaVinci and the Company’s Lloyd’s unit. “Managed specialty premiums” differ from total specialty unit premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of specialty premiums written on behalf of the Company’s Lloyd’s unit. The Company’s management believes “managed catastrophe premiums” and “managed specialty premiums” are useful to investors and other interested parties because they provide a measure of total catastrophe or specialty reinsurance premiums, as applicable, assumed by the Company through its consolidated subsidiaries and related joint ventures.